Exhibit 99.1

[LOGO OF EXPEDIA, INC.]

FOR RELEASE 1:30 P.M. (PT)

July 15, 2003

Expedia, Inc. Announces CFO Greg Stanger Plans to Resign Later This Quarter

Record Date and Special Meeting Date Set for Vote on Merger with IAC/InterActiveCorp

BELLEVUE, Wash. – (July 15, 2003) – Expedia, Inc. (NASDAQ: EXPE) today announced that Gregory Stanger plans to step down from his role as chief financial officer later this quarter. Stanger, who has served as the company’s CFO since October 1999 and as a director since February 2002, intends to resign after a transition period ending at least 30 days after the anticipated August 8 closing of the merger transaction with IAC/InterActiveCorp (“IAC”; NASDAQ: IACI).

“By any measure, Greg has done a fantastic job as CFO of Expedia,” said Erik Blachford, president, CEO, and director of Expedia, Inc. “He has been instrumental in our success and brought special insight to Expedia that has enriched the enterprise, our decisions, and our people immensely. All of us at Expedia thank him for his dedicated service and his many contributions. We are also grateful that he has built an exceptional finance organization that will serve us well as our business continues to grow in size and complexity.”

“I took this position with the goals of helping create a public company and working with the board and management team to create value for its shareholders,” Stanger said. “With these goals achieved and with Expedia entering a new chapter without public shareholders and all the responsibilities that a CFO has to them, I have decided the time is right for me to seek new challenges. I thank Expedia’s employees, management team, directors, and investors for the privilege of working with them.”

The company is in the final stages of naming a successor to Stanger prior to his departure. Stanger and IAC are also exploring the possibility of a new role for Stanger within IAC.

Expedia Shareholder Meeting Date Set for IAC Merger

Additionally, Expedia announced that a special meeting of Expedia shareholders will be held on Friday, August 8, 2003, to consider a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 18, 2003, among Expedia, IAC (formerly USA Interactive) and Equinox Merger Corp., a wholly owned subsidiary of IAC. The Expedia board of directors set the close of business on June 25, 2003 as the record date for the determination of Expedia shareholders entitled to notice of and to vote at the special meeting.

In connection with the solicitation of proxies with respect to the special meeting, Expedia has filed with the Securities and Exchange Commission, or SEC, and will furnish to Expedia shareholders as of the record date, a proxy and information statement/prospectus. Shareholders are advised to read the proxy and information statement/prospectus because it contains important information. Shareholders will be able to obtain a copy of the proxy and information statement/prospectus free of charge, and other relevant documents filed with the SEC, from the SEC’s website at www.sec.gov. The proxy and information statement/prospectus and other documents will also be provided to shareholders upon request by mail or telephone to Expedia, Inc., Attn: Investor Relations, 13810 Eastgate Way, Suite 400, Bellevue, Washington 98005, (425) 564-7233. Expedia and certain of its directors, executive officers and other members of management and employees may solicit proxies from shareholders in favor of the proposal to approve the merger agreement and transactions contemplated thereby. Information regarding the persons who may be considered, under the securities laws, “participants” in the solicitation of proxies in connection with the proposal is set forth in the proxy and information statement/prospectus.

Forward Looking Statements

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or comparable terms. These statements are only predictions and actual results and actual timing could differ materially from those expressed or implied in these statements based upon a number of factors including those identified in the company’s filings with the SEC.

About Expedia, Inc.

Expedia, Inc. is the world’s leading online travel service and the fourth largest travel agency in the U.S. Expedia’s award-winning Expert Searching and Pricing (ESP) technology delivers the most comprehensive flight options available online. ESP also allows customers to dynamically build complete trips that combine flights, Expedia® Special Rate hotels and other lodging, ground transportation, and destination activities. Expedia operates Classic Custom Vacations®, a leading wholesaler of premiere vacation packages to destinations such as Hawaii, Mexico, Europe and the Caribbean; and Expedia® Corporate Travel, a full-service corporate travel agency. Expedia, Inc.’s wholly owned subsidiary, Travelscape, Inc., operates WWTE™, bringing complementary cross-sell and dynamic packaging booking functionality to third parties on a private-label basis. Expedia is a majority-owned subsidiary of IAC, InterActiveCorp (NASDAQ: IACI). CST: 2029030-40

Expedia, Expedia.com, the airplane logo, WWTE and Classic Custom Vacations are either registered trademarks or trademarks of Expedia, Inc. in the U.S., Canada and/or other countries. Other products and company names mentioned herein may be trademarks of their respective owners.

For more information:

Marj Charlier, Director-Investor Relations

425-564-7666 or 425-564-7233

For investor relations information on Expedia.com:

http://investor.expedia.com

For online press information on Expedia.com:

http://expedia.com/daily/press/